Exhibit 10.2

AGREEMENT amending the

EMPLOYMENT AGREEMENT dated July 22, 2024

This Agreement (the “Side Letter”) is made between HOOKIPA Biotech GmbH (the “Company”) and Dr. Malte Peters (the “Executive”). Dr. Malte Peters was appointed as Managing Director (Geschäftsführer) of the Company and currently holds this position.

The Company and the Executive are parties to an employment agreement dated July 22, 2024 (the “Employment Agreement”). Terms used in this Side Letter shall have the meaning given to them in the Employment Agreement, unless otherwise defined herein.

As of even date herewith, the Company, the Company's sole shareholder, HOOKIPA Pharma, Inc. (the “Parent”) and Gilead Sciences, Inc. (“Gilead”) are entering into an Asset Purchase Agreement whereby Gilead will acquire certain assets of the Parent and the Company (the consummation of such transactions, the “Closing”).

The Parent intends to resolve on the dissolution (Auflösung) of the Company and to liquidate the Company, whereby the operations of the Company are intended to be closed as quickly as possible during such a liquidation. A liquidator must be appointed for this in accordance with the statutory provisions, and the Parent envisages to appoint the Executive as a liquidator. The Executive is willing to accept this position.

The Employment Agreement shall also form the contractual basis for the Executive's appointment as liquidator of the Company. The Employment Agreement dated July 22, 2024, will be amended as follows, with effect from the date of the Closing (the “Effective Date”):

1.	Clause 1(b) of the Employment Agreement shall be amended as follows:

The Executive shall serve as liquidator of the Company from and after the date the Parent resolves on the dissolution (Auflösung) of the Company (the date of such resolution, “Dissolution Date”). The Executive's responsibility for the management of the Company shall therefore be replaced by the task of liquidating the Company as efficiently as possible. Until the Dissolution Date, the Executive shall continue to perform his duties as managing director (Chief Executive Officer ) of the Company in accordance with the law.

Also the Executive's activities as liquidator of the Company are based on the Austrian Limited Liability Companies Act (Gesetz über Gesellschaften mit beschränkter Haftung; GmbH-Gesetz), the Company's articles of association, the binding resolutions of the Parent and the Employment Agreement, as amended by this Side Letter. The Executive must fulfill all tasks assigned to him with the diligence of a prudent liquidator. If the Executive breaches his duties, he shall be obliged to compensate the Company for any damages incurred.

Any other provisions of Clause 1 (b) of the Employment Agreement shall continue to apply. The Executive's position as the Chief Executive Officer of Parent shall remain unchanged.

2.	The Executive shall receive the benefits provided for in 5a (i) and 5a (iii) of the Employment Agreement. The payment of 50% of these benefits must be made within a maximum of 14 days from the Effective Date, the remaining 50% within 30 days from the Operations Closure Date (as defined below), provided that, if the Executive shall terminate employment for any reason before the Dissolution Date, the remaining 50% shall not be paid. In general, payments to the Executive under this Side Letter will be offset against payments under the employment contract in case of doubt. The provisions of Clause 5a (ii) and (iv) of the Employment Agreement shall not apply.

The following total cash amounts shall be due and payable in line with the foregoing:

EUR 877,437.33 gross (1.5 times of the current annual Base Salary)

EUR 321,727.02 gross (1.5 times of the target annual incentive compensation)

Clause 5a (iii) of the Employment Agreement applies to the stock options and RSUs held by the Executive on the Effective Date. From the Effective Date, the Executive shall no longer acquire any new entitlements or awards to stock options, RSU or other stock-based awards.

With regard to points in time prior to the Effective Date, all of Executive's claims and awards are thereby satisfied and settled. This also means that, except for such number of days of accrued but unused vacation on the Effective Date, all of the Executives' remaining vacation entitlements as of the Effective Date are settled. The Executive is not entitled to a separate settlement payment for any vacation entitlements other than those mentioned above. Any vacation entitlement arising after the Effective Date shall be taken or will be paid out in accordance with the statutory provisions upon termination of the employment relationship.

3.	As a liquidator of the Company, the Executive will continue to receive his current Base Salary (2a of the Employment Agreement). The Base Salary currently amounts to EUR 584,958.22 gross per year and will continue to be paid out in 14 installments on a monthly basis.

4.	All incentive compensation agreements and awards will be replaced by a new bonus agreement (the “Special Dissolution Success Bonus”). If the Operations Closure Date of the Company takes place later than upon expiry 14 months of the Dissolution Date, no Special Dissolution Success Bonus is due. The amount of the Special Dissolution Success Bonus, if any, depends on the time of success and can be found in the following table.

Operations Closure Date	% of Bonus	Payment (EUR 000s)
within 8 months from Dissolution Date	150%	€482.6
within 9 months from Dissolution Date	133⅓%	€429.0
within 10 months from Dissolution Date	116⅔%	€375.3
within 11 months from Dissolution Date	100%	€321.7
within 12 months from Dissolution Date	91⅔%	€294.9
within 13 months from Dissolution Date	83⅓%	€268.1
within 14 months from Dissolution Date	75%	€241.3

“Operations Closure Date” shall mean the date on which the Company's business is closed so that all contracts of the Company have been terminated, all remaining assets have been disposed of, all open claims of the Company have been collected and all claims against the Company have been settled, in each case except for the Employment Agreement and any other contracts with or required for the liquidator or any consultants to complete the liquidation until and including deletion of the Company from the Austrian companies register, except for any claims under the Employment Agreement or such other contracts.

5.	If the Dissolution Date shall occur, the Term of the Employment Agreement, as amended by this Side Letter, shall be definite and shall end no later than upon the expiry of 17 months from Dissolution Date (end of day), unless terminated earlier by either party.

From the Dissolution Date, each of the Company and the Executive may terminate the Employment Agreement with two months' notice. Notice of termination can be given to the last day of a month. Any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto to be effective.

If the Company terminates the Employment Agreement on a date (the “Date of Termination”) within 14 months from the Dissolution Date, and there is no good cause for doing so that corresponds to a reason for dismissal within the meaning of § 27 of the Austrian Salaried Employees Act, the Executive is entitled to at least 75 % of the Special Dissolution Success Bonus and the Special Dissolution Success Bonus is due in the amount shown in the table above. Termination by the Company within 14 months from Dissolution Date without good cause is therefore considered equivalent to fulfilling the requirements for the Special Dissolution Success Bonus by the Executive at the respective Date of Termination.

If the Executive terminates the Employment Agreement within 14 months from Dissolution Date without good cause within the meaning of § 26 of the Austrian Salaried Employees Act, no Special Dissolution Success Bonus is due. If there is good cause, the above regulation shall apply mutatis mutandis.

6.	If the Employment Agreement ends due to the fixed Term, the Executive is not bound by the regulation of 6d of the Employment Agreement (Noncompetition and Nonsolicitation). If the Employment Agreement ends earlier and the Executive is entitled to a Special Dissolution Success Bonus, the same applies. In all other cases of termination of the Employment Agreement, the Executive must comply with the regulation of the 6d of the Employment Agreement.

In any case, the regulations 6a, 6b and 6c of the Employment Agreement must be observed by the Executive. The obligations arising from 6a (Confidential Information), 6b (Confidentiality) and 6c (Documents, Records, etc.) remain in force without any time limit.

Until the end of the Employment Agreement, the Executive must fully comply with all statutory, contractual, and ancillary contractual obligations, including those arising from the Austrian Limited Liability Companies Act (GmbH-Gesetz) and the Austrian Salaried Employees Act (Angestelltengesetz).

7.	After the Employment Agreement has ended, for whatever reason, the Executive is still available to the Company on a self-employed basis, insofar as this is necessary or useful for the successful liquidation of the Company. He is entitled to a minimum hourly rate of € 260 plus VAT and reimbursement of expenses. This value is secured from the conclusion of this Side Letter according to the consumer price index of the Republic of Austria (Statistics Austria).

8.	No variation of this Side Letter shall be valid unless it is in writing and signed by or on behalf of each of the parties.

9.	This Side Letter and the Employment Agreement, as amended hereby, are governed by Austrian law.

Date: May 21, 2025

/s/ Julie O’Neill
HOOKIPA Biotech GmbH
represented by
Julie O’Neill
Chairperson of the Board of
HOOKIPA Pharma Inc.

/s/ Malte Peters
Dr. Malte Peters

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